UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2013

ASTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 805-1599

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 28, 2013, Astronics Corporation (the “Company”), entered into a Stock Purchase Agreement by and among the Company, Peco, Inc., an Oregon corporation (“Peco”, the shareholders of Peco (the “Sellers”) and certain shareholders of Peco in their capacity as Sellers’ Representative, pursuant to which the Company has agreed to acquire all of the issued and outstanding capital stock of Peco.

Under the terms of the Stock Purchase Agreement, the consideration for the stock of Peco will be approximately one hundred thirty-six million dollars ($136,000,000) (the “Purchase Price”) in cash. Twelve million dollars ($12,000,000) of the Purchase Price will be deposited into escrow accounts with Union Bank, N.A. and applied towards the indemnification obligations of Peco in favor of the Company, if any. The Stock Purchase Agreement also contains an agreement whereby the Company and the Sellers will make a tax election under Section 338(h)(10) of the Internal Revenue Code whereby the Company will receive deferred tax benefits of approximately $50 million over the next 15 years in exchange for a make-whole payment to the Sellers payable in December of 2013 of approximately twenty million dollars ($20,000,000). The Company has the right to revoke this election at any time prior to November 30, 2013, in which case it will have no obligation to pay such make-whole payment to the Sellers.

The closing of the sale of the Business is subject to the satisfaction of customary closing conditions, as well as a financing condition that permits the Company to terminate the Stock Purchase Agreement if it is unable to obtain satisfactory debt financing for the transaction. The Stock Purchase Agreement provides for the closing of the transaction to occur no later than June 30, 2013, which date may be extended by the Company at its option until July 31, 2013 in order to satisfy the financing condition. If the Company elects to so extend the closing date and is unable to close the transaction on or before July 31, 2013 due to its inability to satisfy the financing condition, the Company will be obligated to pay the Sellers the sum of four million dollars ($4,000,000).

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by the Stock Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on May 28, 2013 regarding the execution of the Stock Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Stock Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Peco or the Sellers. The Stock Purchase Agreement contains representations and warranties that the Sellers, on the one hand, and the Company, on the other hand, made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Stock Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As stated in a Current Report on Form 8-K previously filed by the Company on May 15, 2013, at the Annual Meeting of Shareholders of the Company held on May 14, 2013, the Company’s shareholders approved an amendment (the “Amendment”) to the Company’s Certificate of Incorporation increasing the number of authorized shares of the Company’s common stock from 20,000,000 to 40,000,000 increasing the number of authorized shares of the Company’s class B stock from 5,000,000 to 10,000,000. The Amendment became effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of New York on May 28, 2013. The foregoing is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate Of Amendment Of The Certificate Of Incorporation Of Astronics Corporation

10.1	Stock Purchase Agreement dated May 28, 2013 among Astronics Corporation and the shareholders named therein

99.1	Press Release of Astronics Corporation May 28, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Dated: May 28, 2013	By:	/s/ David C. Burney
	Name:	David C. Burney
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate Of Amendment Of The Certificate Of Incorporation Of Astronics Corporation

10.1	Stock Purchase Agreement dated May 28, 2013 among Astronics Corporation and the shareholders named therein

99.1	Press Release of Astronics Corporation May 28, 2013